Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION RELEASES

ESTIMATED 2007 SECOND QUARTER RESULTS

Oak Brook, Illinois — July 20, 2007 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today announced estimated financial results for the 2007 second quarter and six months ended June 30, 2007.

For the 2007 second quarter, the Company anticipates contract revenues of between $107.5 million and $122.2 million, as compared with $114.1 million for the second quarter of 2006.  It estimates operating income of between $8.2 million and $9.3 million versus $10.3 for the 2006 second quarter.  Second quarter operating income was negatively impacted by bad debt expense associated with a project completed in 2006 and additional costs related to its efforts in Texas to reduce personal injury claims which totaled $1.2 million. The Company anticipates that it will report net income of $1.6 million to $1.8 million.

For the six month period, the Company anticipates contract revenues of between $234.0 million and $249.0 million, as compared with $222.5 million for the first six months of 2006.  It estimates operating income of between $13.9 million and $15.0 million versus $14.1 million a year ago.  Year to date operating income was impacted by the items noted above. The Company anticipates that it will report net income of $2.5 million to $2.8 million for the six months ended June 30, 2007.

The Company estimates EBITDA of between $27.2 million and $29.2 million for the six months ended June 30, 2007, as compared with $27.1 million for the year earlier period.  Estimated EBITDA for the six months ended June 30, 2007 is calculated based upon estimated net income of between $2.5 million and $2.8 million, adding back estimated net interest expense of between $10.4 million and $11.2 million, estimated income tax expense of between $1.8 million and $1.9 million and estimated depreciation and amortization of between $ 12.5 million and $13.3 million. EBITDA for the first six months of 2006 is calculated based upon net income of $1.4 million, adding back interest expense, net of $12.2 million, income tax expense of $1.0 million and depreciation and amortization of $12.5 million.

Estimates of financial results are inherently uncertain and subject to change, and we undertake no obligation to update this information.  Actual results may differ due to the completion of management’s and the audit committee’s final review.  Investors are cautioned not to place undue reliance on the estimates.  The estimates set forth above were prepared by our management and are based upon a number of assumptions.  These estimates were prepared on the basis of GAAP.

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 18% of its dredging revenues over the last three years.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.

(GLDD-G)